EXHIBIT 23.1

                         Consent of Independent Auditors

The Board of Directors
Imatron Inc.:

We consent to incorporation by reference in the registration statements (File Nos. 333-11515, 333-6749, 333-3529, 333-647, 33-63123, 333-51963 and 333-87195
on Form S-3 and File Nos. 333-15081,  333-9989,  222-61179,  33-71786, 33-66992,
33-66952, 33-40391, 33-28662 and 33-26833, 333-94237, 333-94239 and 333-94245 on
Form S-8) of Imatron Inc. of our report dated February 14, 2000, relating to the consolidated balance sheets of Imatron Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Imatron Inc.

                                                                       KPMG LLP

San Francisco, California
March 27, 2000